Exhibit 5.1

March 26, 2014

SciQuest, Inc.

6501 Weston Parkway, Suite 200

Cary, North Carolina 27513

Ladies and Gentlemen:

We have acted as counsel to SciQuest, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement dated March 26, 2014 (the “Prospectus Supplement”) to the prospectus dated March 20, 2014 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to that certain Underwriting Agreement dated March 26, 2014 (the “Underwriting Agreement”), between the Company and J. P. Morgan Securities LLC and Stifel, Nicolaus & Company, Incorporated acting on behalf of themselves and the underwriters named in Schedule I thereto (the “Underwriters”), of 3,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), together with 450,000 Shares for which the Underwriters have been granted an over-allotment option. The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-193777) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on March 20, 2014.

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement, the amended and restated bylaws of the Company and the amended and restated certificate of incorporation of the Company (the “Restated Certificate”). We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all records, documents and instruments submitted to us as originals, the conformity to the originals of all records, documents and instruments submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter records, documents and instruments.

We express no opinion concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America.

 Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable (i) if issued as certificated shares, certificates representing such Shares have been duly executed by the Company, countersigned and registered by the Company’s transfer agent/registrar and delivered on behalf of the Company, or (ii) if issued as uncertificated shares, upon authorization thereof by action of the Company’s board of directors or the Pricing Committee of the Company’s board of directors.

Phone: 404.233.7000   |   www.mmmlaw.com

1600 Atlanta Financial Center  |  3343 Peachtree Road, NE  |  Atlanta, Georgia 30326

Atlanta   •   Beijing   •   Raleigh-Durham   •   Savannah   •   Taipei   •   Washington, DC

Morris, Manning & Martin, LLP

March 26, 2014

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed as of the date hereof and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

This opinion is furnished to you in connection with the filing of the Prospectus Supplement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Prospectus, the Prospectus Supplement or the Registration Statement. No opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion thereafter.

Very truly yours,
MORRIS, MANNING & MARTIN, LLP
By:	/s/ Seth K. Weiner
A Partner